Exhibit 19.1
VICI PROPERTIES INC.

INSIDE INFORMATION AND SECURITIES TRADING
POLICY AND PROCEDURES

(As of February 20, 2025)
I.General
As a public company, VICI Properties Inc. (together with its subsidiaries, the “Company”) is subject to various federal and state laws and regulations governing trading in its securities. This Inside Information and Securities Trading Policy and Procedures (this “Policy”) sets forth the Company’s corporate-wide policies, rules, guidelines and procedures with respect to inside information. It also contains procedures and limitations on buying and selling securities. It is intended to protect our sensitive information, our reputation for integrity, the integrity of our business dealings and our company and our employees from legal liability. These guidelines and procedures are designed not only to prevent violation of the law but also to assure the avoidance of any appearance of impropriety.
The federal securities laws prohibit any person, whether or not the person is an “insider” in the traditional or technical legal sense, from buying and selling securities of a company while that person is in possession of material non-public information regarding the company. Such information is referred to in this Policy as “Inside Information.” Any director, officer or employee of the Company who possesses such information, either regarding the Company or regarding any tenant, borrower, manager of the Company’s properties or other publicly traded company with whom the Company has a business relationship (or potential business relationship), is considered an insider under the law and is forbidden to trade in the Company’s or such other company’s securities. The term “Insider” is used in this Policy to refer to a person in possession of such information, and the prohibited trading is referred to as “Insider Trading.” It is also illegal to pass along material non-public information to others (“tipping”), and a person who does so in violation of a duty to keep the information confidential may be liable if others trade. In short, an Insider in possession of Inside Information must abstain from trading and must exercise care not to disclose the Inside Information to others who may trade. In order to avoid even an inadvertent misuse of Inside Information, it is the Company’s policy that persons in possession of Inside Information should not disclose such information to others, except as necessary for the conduct of Company business.
An individual found to have engaged in Insider Trading or tipping is subject to a wide range of serious penalties, including disgorgement and civil monetary penalties (in an amount up to three times the profit gained or the loss avoided); a prohibition against serving as an officer or director of a public company; and criminal penalties, including fines and imprisonment. Under certain circumstances, liability may also be imposed on the Company and senior employees as “Controlling Persons” if a Company employee whom they control engages in Insider Trading or tipping. Illegal trades may expose the Company to substantial civil penalties, as well as adverse publicity, embarrassment and potential private civil litigation.

In order to prevent the violations and the potential liability described above, and to avoid even the appearance of impropriety, the Board of Directors of the Company has adopted this Policy (which is subject to change from time to time).
    It is your obligation to understand and comply with this Policy. Failure to comply with this Policy may also subject you to Company-imposed sanctions, which may include ineligibility for future participation in the Company’s equity incentive plans or termination for cause, whether or not your failure to comply with this Policy results in a violation of law.
II.To Whom Does the Policy Apply?
This Policy applies to every Company officer, director and employee, and to consultants to and contractors of the Company who have access to material non-public information in the course of their duties (collectively, “Covered Persons”). Covered Persons may not trade, either personally or for any account over which they exercise investment discretion, while in possession of Inside Information (even after their directorship, employment or other consulting or contractual relationship with the Company has terminated). In addition, this prohibition against Insider Trading applies to “Affiliates” of the Covered Person, defined to include the Covered Person’s family members living in the Covered Person’s home, trusts or other accounts in which the Covered Person or relatives living in his or her home have a beneficial interest, as well as any family members who do not live in the Covered Person’s household but whose transactions in Company securities are directed by or are the subject of the Covered Person’s influence or control (such as parents or children who consult with the Covered Person before they trade in Company securities) and trusts or other accounts or entities over which the Covered Person exercises control or investment influence. The Covered Person is responsible for the transactions of these other persons, and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Covered Person’s own account. Certain portions of the Policy apply only to specified individuals, as described below.
All employees, directors and officers of the Company will receive a copy of this Policy and be required to sign an acknowledgment that they have received it, understand it and agree to abide by it. The Company will require you to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the Policy whether or not you sign the acknowledgement.
III.What Transactions are Subject to the Policy?
This Policy applies to all transactions involving the Company’s securities, including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

IV.What is Inside Information?
“Inside Information” includes all material information about the Company, its tenants, borrowers, managers of its properties, and other publicly traded companies with whom the Company has a business relationship (or potential business relationship) that is non-public. Information is “non-public” if it is not generally known or available to the general public. Information becomes publicly known when it is announced to the media through a press release or other official announcement or widely available public disclosure and the investing public has had sufficient time to consider the information. For purposes of this Policy, a “cleansing” public disclosure is deemed to occur 24 hours after the information is released (or if such 24-hour period ends on a day which is not a trading day, on the next succeeding trading day at the time the information was released).
The courts have determined that information is “material” if a reasonable investor would consider such information important in arriving at a decision to buy, sell or hold securities. A representative list of examples of information that might be deemed material includes earnings estimates or guidance, changes in previously announced earnings estimates or guidance (or the major components of earnings), a significant expansion or curtailment of operations, a significant increase or decline in business, a significant merger or acquisition proposal or agreement, purchases or sales of properties or other substantial assets, significant new services, a significant new investment or other contract, unusual borrowings or securities offerings, changes in dividend policy, major litigation, liquidity problems, asset-quality problems, a notification that the independent auditor’s reports may not be relied on, significant impairments or other significant accounting-related changes, significant actual or potential cybersecurity incidents or data breaches and extraordinary changes to management or the Board of Directors. This list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances. If you have any doubt as to whether certain information is or is not material, you should inquire of the Company’s Compliance Representative.
As noted above, Inside Information includes not only such information about the Company, but also certain information about the Company’s tenants, borrowers, managers of its properties, and other publicly traded companies with whom the Company has a business relationship (or potential business relationship). You should consider as Inside Information all sensitive information furnished to the Company by such persons, as well as our internally generated reports or similar documents based on such information.
V.What is the Policy?
1.Prohibition Against Trading When In Possession of Inside Information. No Covered Person may buy or sell any securities of the Company, or place an order to do so, when such person has Inside Information relating to the Company. This means that whenever you have Inside Information such as that described above, you may not engage in a transaction in the Company’s securities. Similarly, when you have Inside Information relating to a tenant, borrower, manager of the Company’s properties or other publicly traded companies with whom the Company has a business relationship (or potential business relationship) obtained in the course of your employment or other service with the Company, you may not engage in any transaction in the securities of such other company. For example, mere awareness of Inside Information (favorable or unfavorable) relating to a Company tenant, borrower, manager of the Company’s properties or publicly traded company with whom the Company has a business relationship (or potential business relationship) obtained by Company employees in the course of negotiating with such party could result in insider trading liability if these employees were to trade in the securities of such party; or you may become aware of material, non-public information relating to another company in connection with a particular Company transaction under consideration, such as a merger or acquisition. The Company has certain commercial arrangements with publicly traded companies, including its tenants and borrowers, their respective parent companies or subsidiaries and other contractual counterparties, and thereby receives regular access to certain sensitive, non-public information of such companies. Whenever you have Inside Information such as that described above related to any publicly traded company, you may not engage in any transaction in the securities of such company or its related parties.
2.Prohibition Against “Tipping,” and Preservation of Confidentiality. You may not share or disclose Inside Information with anyone or advise any person regarding trading in the Company’s securities, except as required by law or when you are authorized to do so as part of your job responsibilities, whether or not that person is an Insider or a Covered Person, where Inside Information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. This prohibition against tipping also applies when you are in possession of Inside Information of a tenant, borrower, manager of the Company’s properties or other publicly traded company with whom the Company has a business relationship (or potential business relationship).
3.Restriction on Trading in Company Securities by Directors and Officers. The Company has implemented the following additional requirements applicable to (i) all directors of the Company and their Affiliates (as defined above) and (ii) all officers of the Company subject to Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and their Affiliates:
(i)Quarterly Blackout Periods. Transactions in Company securities may not be made during certain periods (each, a “Blackout Period”), including each period beginning on the last day of the applicable fiscal quarter or year-end (i.e., March 31, June 30, September 30 and December 31) and ending 24 hours after the release of that fiscal quarter or fiscal year’s financial results (or, if such 24-hour period ends on a day which is not a trading day, on the next succeeding trading day at the time the results were released), or as otherwise determined by the Compliance Representative;
(ii)Interim Earnings Guidance and Event-Specific Blackouts. Transactions in Company securities may not be made during event-specific Blackout Periods, such as when the Company is in the process of assembling information to be released in connection with interim earnings guidance or an event may occur that is material to the Company and is known by only a few individuals. The existence of an event-specific Blackout Period may not be announced or may be announced only to individuals who are aware of the event giving rise to the Blackout Period. If, however, a person whose trades are subject to preclearance requests permission to trade in the Company’s securities during an event-specific Blackout Period, the Compliance Representative will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the restriction. Any person made aware of the existence of an event-specific Blackout Period should refrain from trading in the Company’s securities and should not disclose the existence of the restriction to any other person;
(iii)Preclearance. Prior to initiating any transaction involving the Company’s securities outside of the Blackout Period (including a stock plan transaction such as an option exercise, or a gift, a contribution to a trust or any other transfer), a director or officer, and any other persons designated by the Compliance Representative as being subject to these procedures, must first notify the Compliance Representative (or, if he or she is not available or is the person seeking preclearance, the Chief Executive Officer), in writing (including by e-mail), by describing the proposed transaction, at least one business day in advance of the proposed transaction and must comply with any other procedures established by the Compliance Representative.

The Compliance Representative (or the Chief Executive Officer, as applicable) will determine whether or not the proposed transaction may be undertaken and will promptly advise the requesting person of the decision (“Preclearance”). Such Preclearance to transact may not be sought if the requesting person is then in possession of Inside Information, unless such Inside Information will have been publicly disclosed at least 24 hours prior to the requested transaction date and “cleansed” pursuant to this Policy. Additionally, even if the Preclearance request is approved, if the requesting person has or becomes aware of material non-public information or becomes subject to a Blackout Period following the receipt of such Preclearance, the transaction may not be completed. Preclearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material non-public information.

Preclearance of a transaction is valid for three business days (i.e., the first business day for which Preclearance to trade is received and the two business days thereafter), provided that the Preclearance approval has not been revoked by oral or written notice. If the transaction is not completed by the end of the third business day, a new Preclearance approval must be requested and obtained in order to trade. If the Compliance Representative (or the Chief Executive Officer, as applicable) determines that the transaction should not be made because of circumstances at the Company (which circumstances need not be revealed to the requesting person), the decision shall be final and be adhered to by such person. This determination remains in effect until subsequent clearance is received. If you have been denied clearance to transact, you may not disclose this to others; and
(iv)Post-Transaction Notice. The persons subject to this Policy who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance

Representative of the occurrence of any transaction in the Company’s securities, including any gift, contribution to a trust or any other transfer of the Company’s securities, as soon as possible following the transaction, but in any event within one business day after effectuating the transaction. Such notification shall be in writing (including by e-mail) and should include the identity of the person, the type of transaction, the date of the transaction, the number of shares involved and, if applicable, the purchase or sale price (in each case, with respect to each individual trade, if applicable).
4.Restriction on Trading by Other Employees. Employees with access to Inside Information on a regular basis will be required to comply with the Blackout Periods and Preclearance provisions described above. This requirement will also apply to Affiliates of such designated employees. The employees in this category may change from time to time. The Company will notify you if you are subject to the Blackout Periods and Preclearance provisions described above. If you are unsure of whether you are required to comply with this Policy, you should ask the Compliance Representative before transacting in the Company’s securities.
5.Use of 10b5-1 Trading Programs; Non-Rule 10b5-1 Trading Arrangements. Notwithstanding the general prohibitions set forth above, a person subject to this Policy may effect purchases or sales of the Company’s securities pursuant to a contract, instruction or written plan that complies with the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) as then in effect (a “Rule 10b5-1 Plan”); provided that (a) the director, officer or employee was not aware of Inside Information at the time he or she entered into or adopted the Rule 10b5-1 Plan (or any modification thereof) and enters into the Rule 10b5-1 Plan in good faith, and (b) the Rule 10b5-1 Plan (or any modification thereof) has been approved in advance by the Compliance Representative. Persons subject to this Policy who are required to comply with the Blackout Period provisions may not enter into, adopt, modify or terminate any such Rule 10b5-1 Plan during any Blackout Period. The Company reserves the right to prohibit any transactions involving securities of the Company pursuant to any Rule 10b5-1 Plan if the Company determines that such a prohibition is in the best interests of the Company or is not in compliance with applicable law. Once a 10b5-1 Plan is adopted, the person must act in good faith with respect to their 10b5-1 Plan and may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, persons subject to this policy are not permitted to have more than one overlapping Rule 10b5-1 Plan at any given time subject to the limited exceptions of Rule 10b5-1.
Any adoption of a new Rule 10b5-1 Plan, or amendment or termination (including early termination) to any existing Rule 10b5-1 Plan, must be submitted to the Compliance Representative for approval at least five business days prior to the entry into, amendment or termination of such Rule 10b5-1 Plan. The Rule 10b5-1 Plan must include a representation from the person that: (a) they are not aware of any material non-public information about the Company or any security of the Company; and (b) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. No sales under a Rule 10b5-1 Plan of any director or designated Section 16 officer that is approved by the Compliance Representative following the effective date of this Policy may commence prior to the expiration of a cooling-off period ending the later of (i) 90 days after adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted. For all other persons subject to this Policy, no sales under any Rule 10b5-1 Plans approved by the Compliance Representative following the effective date of this Policy may commence prior to the expiration of a cooling-off period that is 30 days after the adoption of the Rule 10b5-1 Plan. In either case, no further preapproval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.
Without limiting the foregoing, any director or officer of the Company shall provide to the Company prior written notice of the adoption, modification or termination of a Rule 10b5-1 Plan or a Non-Rule 10b5-1 Trading Arrangement (as defined in Item 408 of Regulation S-K) which written notice shall include a description of the material terms of such Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement, in such detail as required to enable the Company to comply with the Company’s disclosure obligations under Item 408(a)(i) of Regulation S-K or as otherwise required by applicable law.
6.Rules for Protecting Confidentiality of Inside Information Relating to Sensitive Business Transactions. From time to time, the Company may explore property acquisitions or dispositions, joint ventures or combinations or other similar potential transactions with other companies and individuals. All information learned in the course of such dealings (including the fact the potential transaction is under consideration) is to be considered Inside Information, and must not be communicated to anyone outside the Company, except as may be required by law, or to the extent the person needs to know the information in order to render services to the Company (e.g., outside counsel or auditors). All unauthorized persons are prohibited from disclosing information about the Company on the Internet or via social media, including in forums such as chat rooms, X (formerly Twitter), Facebook, LinkedIn, etc., or on blogs where companies and their prospects are discussed, regardless of the situation.
All information learned in the course of business dealings must not be communicated to other employees of the Company, except to the extent they need to know the information to fulfill their job responsibilities. Recipients of information learned in the course of such business dealings must be advised that the information is confidential and instructed about the limitations on its use. Recipients of such information must take care to ensure that the information is not inadvertently disclosed to persons other than other Company employees involved in the transaction.
7.Transactions Related to Equity Issued Under Company Incentive Plans. Unless specifically noted, this Policy does not apply to: (a) the exercise of options granted by the Company, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, but does apply to the sale of shares received upon the exercise of those options, directly or indirectly, for example through a broker loan or sale program, and (b) the vesting of restricted stock and restricted stock units, or to the surrender of shares to the Company or the election to have the Company withhold from delivery shares otherwise issuable upon the vesting of any restricted stock or restricted stock units in order to satisfy tax withholding requirements related thereto, but does apply to the sale of shares received in restricted stock grants and restricted stock units, once vested.
8.Prohibitions Against Selling Short and Trading in Options. Directors, officers and employees, and their Affiliates, may not trade in options, warrants, puts, calls or similar instruments on Company securities or sell Company securities “short.” A short sale is the sale of a security that the seller does not own at the time of the trade. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its stockholders.
9.Prohibitions Against Margin Accounts and Pledges. Directors, officers and employees, and their Affiliates, may not purchase Company securities on margin, hold Company securities in a margin account or pledge Company securities as collateral for a loan.
10.Prohibitions on Hedging Transactions. Directors, officers and employees may not engage in hedging or monetization transactions involving Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through the employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders.
11.Other Restrictions. Certain persons are subject to other limitations on their ability to trade in the Company’s securities. Directors, officers and 10% beneficial owners are subject to Section 16 of the Exchange Act. Holders of “restricted” securities and affiliates of the Company are subject to Rule 144 under the Securities Act of 1933 in connection with their sales of the Company’s securities. This Policy may be amended or waived by the Board of Directors or any committee or designee to which the Board of Directors delegates this authority. The Compliance Representative has the authority to make determinations under and interpretations of this Policy. In addition, the Compliance Representative is authorized to approve amendments to this Policy that he or she deems appropriate to: (i) correct obvious errors (e.g., typographical or grammatical errors); (ii) address changes in legal requirements; (iii) clarify the meaning of this Policy; (iv) revise or update this Policy for administrative purposes; or (v) revise this Policy in a manner otherwise consistent with the intent and objectives of this Policy as expressed herein.
VI.What If I Have Questions About the Policy?
A Covered Person’s compliance with this Policy is of the utmost importance both for the Covered Person and the Company. This Policy is not intended to address all conceivable questions about compliance with the securities laws. A Covered Person should not try to resolve uncertainties he or she encounters as the rules relating to Insider Trading are often complex, not always intuitive and carry severe consequences. If you have any questions about this Policy, you should err on the side of caution and contact the Compliance Representative before you take any other action.
The General Counsel has been designated as the “Compliance Representative” for this Policy. The Compliance Representative will interpret the application of the Policy to any situations not set forth, and the determination of the Compliance Representative is final.
VII.What If I Don’t Follow the Policy?
    The existence of a personal financial emergency does not excuse you from compliance with this Policy. Every Covered Person subject to this Policy has the individual responsibility to comply with this Policy. From time to time, you may have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the material non-public information and even though you believe that you may suffer an economic loss.
If you do not adhere to the Policy, you will be subject to appropriate disciplinary action, up to and including termination of employment, in addition to any legal or regulatory consequences you may face from your conduct (as described above).
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